Contacts:
Community Central Bank Corp. - Ray Colonius - P:586 783-4500
Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q4 AND RECORD ANNUAL EARNINGS
For Immediate Release

2003 Highlights

•	2003 earnings up 16% over 2002.
•	Total assets end 2003 at $358 million.
•	Q4 2003 earnings up 14% over Q4 2002.
•	Loans increased 33% over 2002.
•	New Rochester Hills, MI. location fully integrated.

         MOUNT CLEMENS, Mich., Feb 3, 2004 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted increased earnings for the quarter and year ended December 31, 2003, David A. Widlak, Chairman and Chief Executive Officer, reported today.

         Net income for the year ended 2003 increased 16% to $2.1 million, or $0.78 per diluted share, from $1.8 million, or $0.68 per diluted share for the year ended 2002. Net income for the fourth quarter of 2003 increased 14% to $537,000, or $0.20 per diluted share, from $470,000, or $0.18 per diluted share, for the fourth quarter of 2002.

         "We are delighted with the successes of 2003. We have met our objectives by growing our balance sheet and earnings as well as expanding into Oakland County, Michigan. We attribute these accomplishments to the focused leadership of our Board and management team as well as the hard work of all of our employees and support of our loyal customers," commented Widlak.

         At December 31, 2003, the Corporation's total assets were $358 million, an increase of $70 million or 24% from December 31, 2002. The largest segment of asset growth occurred in the loan portfolio, which increased $67 million, or 33%, from December 31, 2002. Loan growth in 2003 was largely driven by increases in the commercial real estate portfolio of $32 million. Total deposits increased $55 million or 27% during 2003. Growth in total assets and deposits was partially attributable to the purchase and assumption of North Oakland Community Bank. This single branch acquisition was fully integrated into our operations in October of 2003. The transaction added $17 million in loans and $22 million in deposits.

Community Central Bank Corp.
2003 results

         Fourth quarter net interest income increased $607,000 to $2.8 million, or a 28% increase over the fourth quarter net interest income of 2002. The increase was attributable to both balance sheet volume and an increase in net interest margin. Net interest margin, as measured on a fully taxable equivalent basis, was 3.35% for the fourth quarter 2003 compared to 3.27% in the fourth quarter of 2002. The net interest margin for year 2003 was 3.10% compared with 3.43% in 2002. Although some compression of our net interest margin occurred in the first three quarters of 2003, the fourth quarter showed improvement and was primarily attributable to increased loan growth and a lower cost of funds base.

         Noninterest income for the fourth quarter 2003 was relatively unchanged compared to the fourth quarter 2002. Noninterest income is comprised primarily of gains on the sale of mortgages. Gains on the sale of mortgage loans decreased in the fourth quarter of 2003, compared to the third quarter 2003. The decrease was largely attributable to a slow down in mortgage loan refinancing, as it has industry wide. Despite the refinancing slow down, the purchased housing segment continues to provide the Corporation with a good source of noninterest income. The majority of the costs associated with our mortgage origination and sales are variable costs that are expected to increase or decrease relative to the amount of activity in this area.

         Noninterest expense increased in the fourth quarter 2003, over the fourth quarter 2002, reflecting conversion and promotional costs attributable to the recently acquired Rochester Hills location. Other areas of noninterest expense increases were on investments in infrastructure as the organization continues to grow.

         At December 31, 2003, nonperforming loans as a percentage of total loans was 0.18% compared to 0.41% at December 31, 2002. The allowance for loan losses compared to total loans was 1.32% at year end 2003. Total net loan charge offs compared to total average loans for 2003 was just 0.03%, compared to 0.18% in 2002.

         Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland and St. Clair counties with a full range of lending, deposit and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations in Mount Clemens, Warren, Dearborn, Livonia and Anchorville. The Corporation's common shares trade on the Nasdaq National Market under the symbol "CCBD".

more

Community Central Bank Corp.
2003 results

         Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include changes in interest rate and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions that build shareholder value; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission. The Corporation assumes no responsibility to update forward-looking statements.

more
(financial schedules follow)

Community Central Bank Corp.
2003 results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data - Unaudited

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
	(In thousands)		(In thousands)
OPERATIONS
Interest income	$4,574	$3,910	$16,419	$14,956
Interest expense	1,796	1,739	7,032	6,533

Net Interest Income	2,778	2,171	9,387	8,423
Provision for credit losses	150	180	275	755

Net Interest Income after Provision	2,628	1,991	9,112	7,668

Noninterest income	1,906	1,917	8,415	5,511
Noninterest expense	3,810	3,241	14,582	10,541

Income before Taxes	724	667	2,945	2,638

Provision for income taxes	187	197	840	828

Net Income	$537	$470	$2,105	$1,810

Condensed Balance Sheet
	Unaudited December 31, 2003	Audited December 31, 2002
	(In thousands)
Assets
Cash and equivalents	$6,227	$9,405
Investments	61,133	60,709
Residential mortgage loans held for sale	7,241	11,245
Loans	270,828	204,049
Allowance for loan losses	(3,573)	(3,377)
Other Assets	16,020	5,605

Total Assets	$357,876	$287,636

Liabilities and stockholders' equity
Deposits	$255,356	$200,719
Repurchase Agreements	12,836	8,006
Federal Home Loan Bank Advances	54,374	44,388
Other Liabilities	1,534	2,376
Guaranteed pref. beneficial interest in Corps subordinated debentures	10,000	10,000
Stockholders' equity	23,776	22,147

Total Liabilities and Stockholders' Equity	$357,876	$287,636

more

Community Central Bank Corp.
2003 results

	Three months ended		Twelve months ended
	December 31,		December 31,
	2003	2002	2003	2002

PER SHARE DATA
Basic earnings per share	$0.20	$0.18	$0.79	$0.69
Diluted earnings per share	$0.20	$0.18	$0.78	$0.68
Book value per share at end of period	$8.74	$8.31	$8.74	$8.31
Diluted average shares outstanding (000's)	2,740	2,658	2,711	2,648
Actual shares outstanding at end
of period (000's)	2,722	2,666	2,722	2,666

OTHER DATA
Net interest margin (fully tax-equivalent)	3.35%	3.27%	3.10%	3.43%
Allowance for loan losses to total loans	1.32%	1.65%	1.32%	1.65%
Nonperforming loans to total loans	0.18%	0.41%	0.18%	0.41%
Nonperforming assets to total assets	0.24%	0.41%	0.24%	0.41%
Allowance for loan losses to
Nonperforming loans	738.22%	399.64%	738.22%	399.64%
Net Chg Offs to Average Loans (Annualized)	0.05%	0.08%	0.03%	0.18%
Stockholders' equity to total assets	6.64%	7.70%	6.64%	7.70%
Tier 1 Leverage Ratio	8.56%	10.40%	8.56%	10.40%

###